Exhibit 3.13.2

FORM 1

(Section 5)

COMPANY ACT

MEMORANDUM

of

SEASPAN SHIP MANAGEMENT LTD.

I wish to be formed into a company with limited liability under the Company Act in pursuance of this Memorandum.

1.	The name of the Company is Seaspan Ship Management Ltd.

2.	The authorized capital of the Company consists of 1,000,000 Common shares without par value shares.

3.	I agree to take the number, class and kind of shares in the Company set opposite my name.

FULL NAME, RESIDENT ADDRESS AND OCCUPATION OF SUBSCRIBER(S)	NUMBER, CLASS AND KIND OF SHARES TAKEN BY SUBSCRIBER(S)

/s/ Sharon Dos Remedios
Sharon Dos Remedios	1 Common share without par value
408 - 1476 West 10th Avenue
Vancouver, B.C.
V6H 1J9
Solicitor

Total Shares Taken:	1 Common share without par value

Dated March 31, 2000.